Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Fourth Quarter and Full Year 2015 Financial Results and Updates 2016 Guidance

- Record Revenue and Profitability for Full Year 2015 -

- Fourth Quarter 2015 Revenue and Profitability Exceed Expectation -

- Raises Guidance for 2016 -

Goleta, California, March 14, 2016 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three and twelve month periods ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	Total revenue of $40.4 million, up 38.9% over the same period in 2014
▪	Sales revenue of $28.9 million, up 57.7% over the same period in 2014
▪	Rental revenue of $11.5 million, up 6.8% over the same period in 2014
•	Net income of $3.9 million, reflecting a 154.0% increase over the same period in 2014
•	Adjusted net income of $2.8 million, reflecting a 125.5% increase over the same period in 2014 and a 7.0% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Adjusted EBITDA of $8.1 million, representing 63.8% growth over the same period in 2014 and a 20.1% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Total units sold in Q4 2015 were 14,500, an increase of 62.9% over the same period in 2014, reflecting the continued strong consumer demand for the Company’s products across all channels
•	Rental patient population increased to 32,800 as of December 31, 2015, reflecting growth of 15.5% versus December 31, 2014

Annual 2015 Financial Highlights

•	Total revenue of $159.0 million, up 41.3% versus 2014
▪	Sales revenue of $113.6 million, up 55.4% versus 2014
▪	Rental revenue of $45.4 million, up 15.1% versus 2014
•	Net income of $11.6 million, representing 69.7% growth versus 2014 and a 7.3% return on revenue
•	Adjusted net income of $10.0 million, representing 52.5% growth versus 2014 and a 6.3% return on revenue
•	Adjusted EBITDA of $32.3 million, representing 34.8% growth versus 2014 and a 20.3% return on revenue

“2015 was marked by strong growth and operational execution across all areas of our business, with better than anticipated sales in a seasonally slower fourth quarter. Our domestic business-to-business sales channel was once again our fastest growing channel with fourth quarter year-over-year growth of 81.5% in 2015, primarily due to strong demand from a private label partner and resellers. Increased salesforce headcount and productivity drove growth in our direct-to-consumer sales channel, which saw a fourth quarter year-over-year increase of 79.5% in 2015,” said Chief Executive Officer, Raymond Huggenberger. “In the year ahead, we plan to advance our leadership position in the portable oxygen concentrator market by continuing to add sales staff and introduce additional innovative products.  At the same time, we plan to decrease our cost of goods sold per unit, increase the revenue mix of our direct-to-consumer sales, and improve operating efficiencies to further increase profitability and mostly offset the expected Medicare rental reimbursement declines on an Adjusted EBITDA net margin basis.”

Fourth Quarter Financial Results
Total revenue for the three months ended December 31, 2015 rose 38.9% to $40.4 million, from $29.1 million in 2014. Domestic business-to-business sales exceeded expectations and grew 81.5% over the same period in 2014 and represented the fastest growing channel in the quarter, primarily due to increasing private label and reseller demand for the Company’s portable oxygen concentrators. International business-to-business sales in the fourth quarter were also higher than anticipated at 21.2% growth over the comparative period in 2014, primarily due to continued strong demand from the Company’s European partners.  Direct-to-consumer sales also were stronger than expected and rose 79.5% over the same period in 2014, primarily due to the increased inside sales headcount from 129 as of December 31, 2014 to 166 as of December 31, 2015 and the increased sales staff added in the fourth quarter of 2014 who began to contribute meaningfully in the second half of 2015.  Direct-to-consumer rental revenue grew 6.8% over the same period in 2014, as the Company continues to shift salesforce focus towards consumer sales versus rentals, primarily due to the upcoming additional Medicare rental reimbursement cuts expected in 2016.  The Company’s total rental patients on service increased by 400 net patients, an increase of 1.2% at December 31, 2015 compared to September 30, 2015.

Gross margin was 49.5% in the fourth quarter of 2015 compared to 47.4% in 2014. Sales gross profit was $13.9 million, or 48.0% of sales revenue in the fourth quarter of 2015 versus $8.0 million, or 43.7% of sales revenue in the fourth quarter of 2014. The improvement in sales gross margin was primarily related to a shift in sales mix toward higher margin direct-to-consumer sales, which accounted for 40.0% of total sales revenue in the fourth quarter of 2015 versus 35.2% in the fourth quarter of 2014. In addition, cost of goods sold per unit declined primarily due to lower materials, labor, and freight costs.  Combined, these two factors enabled the Company to more than offset the decline in business-to-business average selling prices primarily resulting from lower international average selling prices due to currency headwinds, additional discounts associated with the increased sales volumes worldwide, and an increasing proportion of private label sales. Rental gross margin was relatively stable at 53.4% in the fourth quarter of 2015 versus 53.8% in the fourth quarter of 2014. Lower service cost per rental patient enabled the Company to mostly offset lower net revenue per rental patient.

Operating expense was $16.6 million in the fourth quarter of 2015 versus $12.4 million in the fourth quarter of 2014 as the Company made strategic investments in additional sales headcount and support personnel. Operating expense as a percent of revenue decreased to 41.0% in the fourth quarter of 2015 from 42.5% in the fourth quarter of 2014. Research and development (R&D) expense was $1.2 million in the quarter versus $0.7 million in the comparative period in 2014, primarily due to increased personnel and product development expenses attributed to the upgraded Inogen One G3 and upcoming Inogen One G4, as well as the Company’s continued commitment to innovation. Sales and marketing expense was $8.7 million in the quarter versus $6.4 million in the comparative period in 2014, primarily due to increased direct-to-consumer salesforce additions, customer and clinical services personnel and media expense. The majority of the year-over-year increase in salesforce headcount expansion occurred in the third quarter of 2015 and a smaller expansion occurred in the fourth quarter of 2015. General and administrative expense was $6.6 million in the quarter, compared to $5.3 million in the comparative period in 2014, primarily due to increased personnel and bad debt expense.

Net income for the three months ended December 31, 2015 exceeded expectations primarily due to strong revenue, improved gross margin, and a lower effective tax rate. Net income for the fourth quarter of 2015 increased 154.0% to $3.9 million from $1.5 million in the fourth quarter of 2014, or $0.19 per diluted common share compared to $0.07 in the fourth quarter of 2014. In the fourth quarter of 2015, Inogen's effective tax rate was negative 16.3%, primarily due to tax benefit adjustments of $1.0 million mainly related to a decrease in the valuation allowance related to California net operating losses and an increase in equity compensation deductions.  Excluding these tax benefit adjustments, the effective tax rate for the fourth quarter of 2015 would have been 14.3%, which was lower than the rest of 2015 primarily due to benefits associated with the federal R&D tax credit and the timing of stock dispositions in the fourth quarter of 2015.

Adjusted net income for the three months ended December 31, 2015 rose 125.5% to $2.8 million from $1.3 million in the fourth quarter of 2014.  The tax benefit adjustments excluded from adjusted net income were $1.0 million in the fourth quarter of 2015 versus $0.3 million in the fourth quarter of 2014.

Adjusted EBITDA for the three months ended December 31, 2015 rose 63.8% to $8.1 million from $5.0 million in the fourth quarter of 2014.

Cash, cash equivalents, and short-term investments were $82.9 million as of December 31, 2015, compared to $74.1 million as of September 30, 2015, an increase of $8.8 million in the fourth quarter of 2015.

Full Year 2015 Financial Results
Total revenue for the year ended December 31, 2015 rose 41.3% to $159.0 million from $112.5 million in 2014.  Total units sold in 2015 were approximately 56,600, an increase of 70.5% over 2014, in part reflecting the strong consumer demand across all channels. The Company’s total rental patients on service increased by 4,400 net patients, an increase of 15.5% at December 31, 2015 compared to December 31, 2014.

Gross margin was 48.0% for the year ended December 31, 2015 compared to 49.3% in 2014. Sales gross margin was 45.8% for the year ended December 31, 2015 versus 47.1% for the year ended December 31, 2014.  Better than expected demand in the Company’s business-to-business channel from both domestic and international customers caused lower gross margin business-to-business sales to be a larger portion of the Company’s total revenues in 2015. The higher volumes in the business-to-business channel were the primary driver behind the lower sales gross margin. Rental gross margin was relatively stable at 53.3% in 2015 versus 53.5% in 2014. Lower service cost per rental patient enabled the Company to mostly offset lower net revenue per rental patient.

Operating expense was $61.2 million for the year ended December 31, 2015 versus $45.0 million in 2014, a 36.0% increase. Even though operating expense for the year included $1.8 million in legal and accounting fees associated with the audit committee investigation and class action lawsuit that were both concluded in the second quarter of 2015, operating expense as a percent of revenue decreased year-over-year to 38.5% in 2015 from 40.0% in 2014.  The investigation and class action lawsuit costs are expected to be non-recurring in future periods. Throughout 2015, Inogen made strategic investments to increase its salesforce and product innovation in order to drive growth and introduce new and enhanced oxygen concentrators to market in 2015 and beyond.

Net income for the year ended December 31, 2015 increased 69.7% to $11.6 million, or $0.56 per diluted common share, compared with a net income of $6.8 million, or $0.30 per diluted common share for the 2014 period. Net income as a percent of total revenue increased to 7.3% versus 6.1% in 2014. The Company’s strategy to focus on sales revenue was the primary driver of higher net income and provided increased operating expense leverage.  In the year ended December 31, 2015, Inogen’s effective tax rate was 21.3% compared to 32.1% in the year ended December 31, 2014.  The lower effective tax rate in 2015 was primarily due to tax benefit adjustments of $1.6 million mainly related to a decrease in the valuation allowance related to California net operating losses recorded in the third and fourth quarters of 2015 and an increase in equity compensation deductions.  The tax provision from 2014 included a tax benefit adjustment of $0.3 million, primarily related to a decrease in the valuation allowance related to net operating losses.  Excluding these tax benefit adjustments, the effective tax rate in 2015 would have been 32.0% versus 34.7% in 2014.  The effective tax rate after the tax benefit adjustments was lower in 2015 versus 2014, primarily due to deferred tax adjustments, partially offset by lower R&D tax credits and other tax adjustments.

Adjusted net income for the year ended December 31, 2015 rose 52.5% to $10.0 million from $6.6 million in 2014.  The tax benefit adjustments excluded from adjusted net income were $1.6 million in 2015 versus $0.3 million in 2014.

Adjusted EBITDA for the year ended December 31, 2015 rose 34.8% to $32.3 million, from $24.0 million in 2014.  Adjusted EBITDA as a percent of total revenue was 20.3% in 2015 versus 21.3% in 2014, reflecting the Company’s shift in revenue mix towards sales versus rental revenue, which provided increased operating expense leverage, but resulted in lower depreciation expense as a percent of total revenue and lower gross profit margin.

Cash, cash equivalents, and short-term investments were $82.9 million as of December 31, 2015, compared to $56.8 million as of December 31, 2014, an increase of $26.1 million in the year ended December 31, 2015.

Updated Financial Outlook for 2016

The Company is updating its financial guidance for 2016 as provided on November 30, 2015 as follows:

Revenue is expected to range from $187 to $191 million, which represents year-over-year growth of 17.6% to 20.1%.  This compares to the previous guidance of $177 to $183 million. The Company continues to expect total revenue headwind from Medicare competitive bidding national roll-out of 2.5 – 3.5% in 2016.

Adjusted EBITDA is expected to be $37 to $39 million, representing an increase of 14.6% to 20.7% over 2015. This compares to the previous guidance of $35 to $37 million.

Adjusted net income is expected to be $12 to $14 million, representing 19.8% to 39.8% growth over 2015.

Net income is expected to be $12 to $14 million, representing 3.6% to 20.8% growth over 2015. This compares to the previous guidance of $11 to $13 million.  The tax benefit adjustments in 2015 of $1.6 million are not expected to recur in 2016.  Inogen expects an effective tax rate in 2016 of approximately 35% compared to an effective tax rate of 32.0% in 2015, excluding the tax benefit adjustments.  Inogen expects a higher effective tax rate primarily due lower tax deductions for equity compensation as a percentage of pre-tax income which is not expected to have as much impact on the 2016 effective tax rate as it did in 2015.  The Company also expects a higher effective tax rate in the first half of 2016 versus the second half of 2016.

Inogen expects net positive cash flow for 2016 with no additional equity capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 427-4393 for domestic callers or (484) 756-4258 for international callers and reference Conference ID: 35709132. To listen to a live webcast, please visit the investor relations section of Inogen's website at: www.inogen.com.

A replay of the call will be available beginning March 14, 2016 at 4:30pm PT/7:30pm ET through midnight on March 15, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 35709132. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under the Securities and Exchange Commission’s Regulation FD. For more information, including a copy of our most recent Corporate Presentation, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding new product releases; expectations for improvements in cost efficiency and productivity; hiring plans; seasonality; investigation and litigation expenses; anticipated growth opportunities; Inogen’s competitive position; reductions in Medicare reimbursement rates; operating expense expectations; and financial guidance for 2016, including revenue, Adjusted EBITDA, Adjusted net income, net income, net cash flow, effective tax rates and tax benefits, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including in connection with competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to successfully launch new products and applications; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2014 and in Inogen’s subsequent reports on Form 10-Q and Form 8-K. Additional information will also be set forth in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and twelve months ended December 31, 2015 and 2014. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Balance Sheet
(unaudited)
(amounts in thousands)

	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$66,106	$56,836
Short-term investments	16,793	—
Accounts receivable, net	19,872	19,349
Inventories, net	8,648	7,616
Deferred cost of revenue	397	515
Income tax receivable	2,158	2,129
Deferred tax asset - current	—	4,976
Prepaid expenses and other current assets	870	1,122
Total current assets	114,844	92,543
Property and equipment, net	30,680	31,927
Intangible assets, net	229	270
Deferred tax asset - noncurrent	15,464	15,248
Other assets	97	97
Total assets	$161,314	$140,085
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$12,867	$11,273
Accrued payroll	5,271	4,066
Current portion of long-term debt	315	299
Warranty reserve - current	1,226	781
Deferred revenue - current	2,323	2,316
Income tax payable	11	—
Total current liabilities	22,013	18,735
Warranty reserve - noncurrent	747	334
Deferred revenue - noncurrent	4,199	2,176
Long-term debt - noncurrent	—	315
Other noncurrent liabilities	337	375
Total liabilities	27,296	21,935
Stockholders' equity
Common stock	20	19
Additional paid-in capital	179,143	174,824
Accumulated deficit	(45,108)	(56,693)
Other comprehensive loss	(37)	—
Total stockholders' equity	134,018	118,150
Total liabilities and stockholders' equity	$161,314	$140,085

Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue
Sales revenue	$28,943	$18,350	$113,625	$73,096
Rental revenue	11,503	10,768	45,380	39,441
Total revenue	40,446	29,118	159,005	112,537
Cost of revenue
Cost of sales revenue	15,052	10,324	61,553	38,693
Cost of rental revenue, including depreciation of $3,036 and $2,827 for the three months ended and $11,965 and $10,339 for the twelve
months ended, respectively	5,356	4,978	21,194	18,327
Total cost of revenue	20,408	15,302	82,747	57,020
Gross profit	20,038	13,816	76,258	55,517
Operating expense
Research and development	1,226	665	4,180	2,977
Sales and marketing	8,746	6,431	31,369	24,087
General and administrative	6,592	5,288	25,658	17,942
Total operating expense	16,564	12,384	61,207	45,006
Income from operations	3,474	1,432	15,051	10,511
Other income (expense)
Interest expense	(4)	(9)	(22)	(449)
Interest income	36	14	102	42
Change in fair value of preferred stock warrant liability	—	—	—	36
Other expense	(189)	(100)	(404)	(88)
Total other expense, net	(157)	(95)	(324)	(459)
Income before provision (benefit) for income taxes	3,317	1,337	14,727	10,052
Provision (benefit) for income taxes	(541)	(182)	3,142	3,226
Net income	$3,858	$1,519	$11,585	$6,826
Other comprehensive loss, net of tax
Unrealized loss on foreign currency hedging	(14)	—	(14)	—
Unrealized loss on available-for-sale investments	(23)	—	(23)	—
Total other comprehensive loss, net of tax	(37)	—	(37)	—
Comprehensive income	$3,821	$1,519	$11,548	$6,826

Basic net income per share attributable to common stockholders (1)	$0.20	$0.08	$0.60	$0.33
Diluted net income per share attributable to common stockholders (1)	$0.19	$0.07	$0.56	$0.30

Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	19,689,662	18,804,882	19,398,991	16,182,569
Diluted common shares	20,812,773	20,383,239	20,708,170	18,037,498

(1)Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Annual Report on Form 10-K to be filed.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Revenue by region and category
Business-to-business domestic sales	$8,850	$4,876	$34,440	$19,343
Business-to-business international sales	8,505	7,020	35,345	24,443
Direct-to-consumer domestic sales	11,588	6,454	43,840	29,310
Direct-to-consumer domestic rentals	11,503	10,768	45,380	39,441
Total revenue	$40,446	$29,118	$159,005	$112,537
Additional non-GAAP financial measures
Units sold	14,500	8,900	56,600	33,200
Net rental patients as of period-end	32,800	28,400	32,800	28,400

Reconciliation of U.S. GAAP to Pro-Forma and Non-GAAP Financial Information
(unaudited)
(in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
EBITDA and Adjusted EBITDA	2015	2014	2015	2014
Net income	$3,858	$1,519	$11,585	$6,826
Non-GAAP adjustments:
Interest expense	4	9	22	449
Interest income	(36)	(14)	(102)	(42)
Provision (benefit) for income taxes	(541)	(182)	3,142	3,226
Depreciation and amortization	3,544	3,301	14,012	12,080
EBITDA	6,829	4,633	28,659	22,539
Change in fair value of preferred stock
warrant liability	—	—	—	(36)
Stock-based compensation	1,297	328	3,640	1,451
Adjusted EBITDA	$8,126	$4,961	$32,299	$23,954

Adjusted net income
Net income	$3,858	$1,519	$11,585	$6,826
Non-GAAP adjustments:
Tax benefit adjustments	(1,014)	(258)	(1,570)	(258)
Adjusted net income	$2,844	$1,261	$10,015	$6,568

Pro-forma non-GAAP results of EPS
calculation (1)
Net income attributable to common
stockholders before preferred right dividend
(diluted)	$3,858	$1,519	$11,585	$5,839
Add deemed dividend on redeemable
convertible preferred stock	—	—	—	987
Pro-forma net income	$3,858	$1,519	$11,585	$6,826
Pro-forma net income per share - basic
common stock	$0.20	$0.08	$0.60	$0.38
Pro-forma net income per share - diluted
common stock	$0.19	$0.07	$0.56	$0.35
Denominator:
Pro-forma weighted-average common shares
- basic common stock	19,689,662	18,804,882	19,398,991	17,924,357
Pro-forma weighted-average common shares
- diluted common stock	20,812,773	20,383,239	20,708,170	19,779,291

(1)Reconciliation of net income attributable to common stockholders basic and diluted can be found in Inogen’s Annual Report on Form 10-K to be filed.